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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934


                           Commission File No. 0-13852

                                 GRIST MILL CO.
             (Exact name of registrant as specified in its charter)

                               21340 Hayes Avenue
                         Lakeville, Minnesota 55044-0430
                                 (612) 469-4981
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Common Stock, par value $0.10 per share, and Rights to Purchase Common Shares
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)         [x]  Rule 12h-3(b)(1)(ii)         [ ]
Rule 12g-4(a)(1)(ii)        [ ]  Rule 12h-3(b)(2)(i)          [ ]
Rule 12g-4(a)(2)(i)         [ ]  Rule 12h-3(b)(2)(ii)         [ ]
Rule 12g-4(a)(2)(ii)        [ ]  Rule 15d-6                   [ ]
Rule 12h-3(b)(1)(i)         [ ]

      Approximate number of holders of record as of the certification or notice date:  One


         Pursuant to the requirements of the Securities Exchange Act of 1934, Grist Mill Co. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 20, 1998                     GRIST MILL CO.



                                          By:  /s/ ANDREW ROSEN
                                              ----------------------------------
                                                        Andrew Rosen
                                                        Vice President